EX-99.a

-------------------------------------------------------------COLUMBIA MANAGEMENT
3RD FLOOR                                         MULTI-STRATEGY HEDGE FUND, LLC
100 FEDERAL STREET
BOSTON, MA 02110




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         IF YOU DO NOT WANT TO SELL FUND INTERESTS AT THIS TIME, PLEASE
           DISREGARD THIS NOTICE. THIS LETTER AND ATTACHED INFORMATION
               ARE SIMPLY NOTIFICATION OF THE FUND'S TENDER OFFER.
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March 23, 2005


Dear Investor in Columbia Management Multi-Strategy Hedge Fund, LLC:

We are writing to inform you of important dates relating to a tender offer by Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund"). If you are not interested in redeeming your limited liability company interests in the Fund ("Interests") at this time, please disregard this notice.

TENDER OFFER INFORMATION
The tender offer period will begin on March 23, 2005 and will end on April 22, 2005. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Fund Interests may be redeemed only by tendering them during one of the Fund's announced tender offers.

Should you wish to sell your Interests or a portion of your Interests during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope. If you do not wish to sell your Interests, simply disregard this notice.

All requests to tender Fund Interests must be RECEIVED by the Fund's Administrator, PFPC Inc., either by fax or mail (if by fax, please deliver an original, executed copy promptly thereafter) in good order by April 22, 2005. IF YOU ELECT TO TENDER, YOU MAY CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH PFPC BY CALLING (302) 791-2810.

TO LEARN MORE
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If you would  like to learn more about the  tender  offer,  please  refer to the attached Offer to Purchase document, which contains additional information. If you have any questions, please contact your dedicated relationship team at the Private Bank or the Fund's Tender Offer Administrator at (302) 791-2810. The Fund's helpline is also available and can be reached at (646) 313-8890 to address any questions regarding the tender offer or the Fund, in general.

Sincerely,

COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC